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                 MUTUAL LIMITED RELEASE AND COVENANT NOT TO SUE


                  THIS MUTUAL LIMITED RELEASE AND COVENANT NOT TO SUE (this "Release") is made this 2nd day of May, 1995 (the "Effective Date"), by and among INTERNATIONAL MUREX TECHNOLOGIES CORPORATION, a company organized under the Laws of British Columbia, Canada ("IMTC"), and Edward J. DeBartolo, Jr. ("DeBartolo").

                            STATEMENT OF BACKGROUND:

                  WHEREAS, a Pooling Agreement was entered into December 16, 1985 by and among Scarab Resource Corporation (which is now IMTC), certain shareholders of Scarab Resource Corporation (including DeBartolo), and Montreal Trust Company (the "Pooling Agreement");

                  WHEREAS, the shares set forth and identified on Schedule A hereto (the "Shares") are being held in escrow pursuant to the Pooling Agreement, and a question as to when the Shares should be released to DeBartolo has been raised;

                  WHEREAS, the parties hereto have agreed that, in consideration of this Release, the statements contained herein, and other good and valuable consideration, the Shares should be released to DeBartolo and the Pooling Agreement deemed to be of no further force and effect;

                  WHEREAS, this Release shall not be construed as an admission of liability of any nature whatsoever by any person or entity;

                  NOW, THEREFORE, in consideration of the release of the Shares, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                           1.        DeBartolo's  Release and Covenant Not to
Sue. DeBartolo does hereby release, acquit, and forever discharge each of the IMTC Released Parties (as defined in Section 6 below) from, and does hereby covenant and agree never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against any of the IMTC Released Parties based upon, any and all claims, demands, indebtedness, agreements, causes of action, or liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that DeBartolo had or claimed to have, now has or claims to have, or may hereafter have or claim to have, against any of the IMTC Released Parties by reason of any event, matter, cause, act or omission occurring on or before the Effective Date arising out of or related in any way to the Pooling Agreement or the Shares or any event, matter, cause, act,

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omission, agreement, document, or instrument related thereto or affected thereby.

                           2.        IMTC's  Release and Covenant  Not to Sue.
IMTC does hereby release, acquit, and forever discharge each of the DeBartolo Released Parties (as defined in Section 6 below) from, and does hereby covenant and agree never to institute or cause to be instituted any suit or other form of action or proceeding of any kind or nature whatsoever against any of the DeBartolo Released Parties based upon, any and all claims, demands, indebtedness, agreements, causes of action, or liabilities of any nature whatsoever, in law or in equity, whether or not known, suspected or claimed, that IMTC had or claimed to have, now has or claims to have, or may hereafter have or claim to have, against any of the DeBartolo Released Parties by reason of any event, matter, cause, act or omission occurring on or before the Effective Date arising out of or related in any way to the Pooling Agreement or the Shares or any event, matter, cause, act, omission, agreement, document, or instrument related thereto or affected thereby.

                           3.        No Admission of  Liability.  Nothing in
this Release  shall be construed as an admission of any liability.

                           4.        Entire  Agreement.  This Release
constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding between the parties hereto with respect to the subject matter hereof.

                           5.        Choice of Law. This Release  shall be
governed in accordance  with the laws of the State of Georgia.

                           6.        Parties, Bound and Benefitted.

                            (a) This Release shall be binding upon and shall
                  inure to the benefit of IMTC and each of its subsidiaries, affiliates, predecessor and successor entities, and each of their respective predecessors, successors and assigns, and each of their respective past and present, direct and indirect, subsidiaries, parents and affiliated entities, and each of their respective past and present employees, agents, attorneys in fact, attorneys at law, officers, directors, shareholders, partners and joint venturers, and all of said individual's heirs, executors, administrators and assigns, and every other individual or entity who has acted or is acting or may act in the future on behalf or in connection with any of the persons or entities referenced in this
                  Section 6(a) (collectively, the "IMTC Released Parties");



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                            (b) This Release shall be binding upon and shall
                  inure to the benefit of DeBartolo and each of his, her or its subsidiaries, affiliates, predecessor and successor entities, heirs, executors, administrators and assigns, and each of their respective predecessors, successors and assigns, and each of their respective past and present, direct and indirect, subsidiaries, parents and affiliated entities, and each of their respective past and present employees, agents, attorneys in fact, attorneys at law, officers, directors, shareholders, partners and joint venturers, and all of said individual's heirs, executors, administrators and assigns, and every other individual or entity who has acted or is acting or may act in the future on behalf or in connection with any of the persons or entities referenced in this Section 6(b) (collectively, the "DeBartolo Released Parties").

                           7.        Severability.  The provisions  contained
herein are severable and should be so interpreted and construed. If any court or other tribunal of competent jurisdiction determines that any provision, taken in its entirety as a whole, is invalid or unenforceable under applicable law because of being unreasonable or against public policy or for any other reason, it is the intention of the parties to abide by those provisions or portions thereof as such competent authority determines would have been enforceable and compatible with public policy. Notwithstanding the foregoing, if any clause or provision herein contained is invalid or unenforceable under applicable law, then the remainder of this Agreement is to remain operative and in full force and effect.

                           8.        Release of the Shares;  Effective  Date.
Upon the execution of this Release by each party hereto, and upon the full execution of similar releases by each other party to the Pooling Agreement, IMTC shall (i) execute this Release, (ii) promptly cause the Shares to be released to DeBartolo (and cause all other shares subject to the Pooling Agreement to be released to the respective owners thereof), and (iii) fill in the "Effective Date" of this Release with the date of the release of the Shares. Accordingly, this Release shall not become effective, and neither DeBartolo nor IMTC shall be bound by its terms until such time, if ever, as
(aa) this Release has been executed by each party hereto and similar releases have been executed by each other party to the Pooling Agreement and by IMTC, and (bb) IMTC has released the Shares to DeBartolo.



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                  IN WITNESS WHEREOF, the parties have signed, sealed, and
delivered this Release as of the date first written above.


"IMTC"


INTERNATIONAL MUREX TECHNOLOGIES CORPORATION


By:      /s/  C. Robert Cusick
Name:    C. Robert Cusick


Title:   Vice Chairman and Chief
              Financial Officer



"DEBARTOLO"


/s/      Edward J. Debartolo, Jr.
Edward J. DeBartolo, Jr.



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                                   SCHEDULE A

                                   The Shares

                  SHARES   CERTIFICATE               REGISTRATION

                  153,742     CO3976           Edward J. DeBartolo, Jr.